                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         EMPLOYMENT AGREEMENT, dated December 1, 2000, between OMNOVA Solutions Inc. ("OMNOVA"), an Ohio corporation whose headquarter offices are located at 175 Ghent Road, Fairlawn, Ohio 44333-3300, and KEVIN M. MCMULLEN, an individual residing at 2257 South Overlook Road, Cleveland Heights, Ohio 44106.

         This will confirm our understanding concerning, and further define, the terms and conditions of your employment with OMNOVA from and after December 1, 2000.

1.       STATUS AS CHIEF EXECUTIVE OFFICER.
         ---------------------------------

         Effective December 1, 2000, you will be employed as the Chief Executive Officer ("CEO"). In this capacity, you will devote your full time and efforts to the performance of those duties customarily and usually performed by the CEO, subject at all times to the direction of the Board of Directors ("Directors").

2.       STATUS AS CHAIRMAN.
         -------------------

         We anticipate that the Directors will elect you Chairman ("Chairman") of OMNOVA at the February 2001 meeting of Directors. If the Directors remove you as CEO prior to such meeting or fail to elect you Chairman at or before such meeting, or if, after electing you as Chairman, remove you from such position prior to your attaining age 65, you may elect to terminate your employment and receive the termination payment specified in paragraph 4(e). The preceding sentence notwithstanding, you shall not be entitled to the termination payment specified in paragraph 4(e) if the Directors decide to remove you as either CEO or Chairman or not to elect you Chairman for or due to cause. As used in this Employment Agreement, "cause" means any willful (i) failure to follow any instruction or policy of OMNOVA, the Directors, or the Chairman, (ii) commission of any felony, (iii) falsification of any company document or (iv) act committed to provoke dismissal.

3.       STATUS AS DIRECTOR.
         -------------------

         You will continue to serve as a Director upon becoming CEO and Chairman, and thereafter by mutual agreement between you and the Directors.

4.       COMPENSATION
         ------------

         (a) BASE SALARY. Effective December 1, 2000, your base annual salary will be $550,000, and thereafter will be subject to review and adjustment by the non-employee Directors in accordance with OMNOVA's established practice. Your base salary will be payable in twenty-four semi-monthly installments in accordance with OMNOVA's regular pay practices.

Kevin M. McMullen
Employment Agreement
December 1, 2000
Page 2 of 6

         (b) ANNUAL INCENTIVE. You will continue to participate in OMNOVA's Executive Incentive Compensation Program. Based upon OMNOVA's achievement of specified objectives and the non-employee Directors' evaluation of your personal performance, you will have the opportunity to earn an incentive bonus in an amount ranging up to 125% of your base salary and payable in cash and/or shares of OMNOVA's stock. Bonuses are payable in January or February following the end of OMNOVA's fiscal year and in accordance with OMNOVA's regular pay practices and discretion of the CEO.

         (c) LONG-TERM INCENTIVE. You will continue to participate in the Long-Term Incentive Program under the Company's 1999 Equity and Performance Incentive Plan. If OMNOVA achieves specified performance goals, you will be entitled to receive an incentive award, payable in cash and/or shares of OMNOVA's stock, having a value which equals 30% of your average annual compensation during the performance period.

         (d) STOCK OPTIONS. Effective December 1, 2000, the Directors will grant you an award of Options for 350,000 shares of OMNOVA stock under the Company's 1999 Equity and Performance Incentive Plan. Such award will include Options for 200,000 shares in respect of your election as CEO, plus Options for 150,000 shares as an annual grant for the 2001 fiscal year.

         (e) TERMINATION PAY. The term of your employment will be indefinite in duration and, therefore, subject to termination at will by notice from you or OMNOVA. However, if OMNOVA elects to terminate your employment before you reach age 65 for any reason except cause or if you elect to terminate your employment solely due to a decision of the Directors to remove you as CEO and Chairman, which decision is not based on or due to cause,

                  (i) OMNOVA will pay you an amount equal to two times the sum of (A) your annual base salary at the time of such termination and (B) the highest year-end bonus which OMNOVA paid to you in respect of the last three fiscal years preceding such termination; for this purpose, your highest-year-end bonus will be deemed to be no less than 100% of your current annual base salary;

                  (ii) All OMNOVA stock options that you hold will be exercisable in accordance with their terms and conditions for the remainder of their respective 10-year terms; and

Kevin M. McMullen
Employment Agreement
December 1, 2000
Page 3 of 6

                  (iii) All performance awards under the OMNOVA Solutions Inc. 1999 Equity and Performance Incentive Plan due to you at the time of such termination for any performance period already completed, plus a prorated performance award for each performance period which has not been completed at the time of such termination (calculated using the greater of actual or "target" attainment of performance goals for that portion of any performance period not completed, will be paid in accordance with the provisions of such Plan.

                  provided that you execute and deliver to OMNOVA a release of all claims and/or causes of action that arise during or in connection with the termination of your employment, except claims (1) to the termination payment specified in this paragraph 4(e) and any other payment specified herein, (2) under any stock option awarded to you, and (3) under any employee compensation and/or benefit plan of OMNOVA.

5. SEVERANCE AGREEMENT FOR CHANGE IN CONTROL. Your current severance agreement for change in control will be replaced by a new agreement providing for severance pay, in the event of a change in control, in an amount equal to three (3) times the sum of Base Pay plus Incentive Pay (as those terms are defined therein) and containing

         (a) the standard terms and conditions utilized for the Company's executive officers;

         (b)      a "walk at will" provision; and

         (c) an additional provision which requires that any amount which may become payable under that severance agreement be offset by termination pay payable under this Employment Agreement as a result of the termination of your employment due to a change in control.

6.       EMPLOYEE BENEFITS

         You will continue to participate in the following OMNOVA employee benefit plans in accordance with their normal terms and conditions:

         (a)      Pension Plan for Salaried Employees of OMNOVA Solutions Inc.;

         (b) Benefits Restoration Plan for Salaried Employees of OMNOVA Solutions Inc.;

         (c)      OMNOVA Solutions Retirement Savings Plan;

Kevin M. McMullen
Employment Agreement
December 1, 2000
Page 4 of 6



         (d)      OMNOVA Solutions Inc. Flexible Benefits Plan;

         (e)      OMNOVA Solutions Inc. Medical Plan;

         (f)      OMNOVA Solutions Inc. Dental Plan;

         (g)      OMNOVA Solutions Inc. Long-Term Disability Plan;

         (h)      OMNOVA Solutions Inc. Short-Term Disability Plan;

         (i)      OMNOVA Solutions Inc. Basic and Dependent Life Insurance Plan;

         (j)      OMNOVA Solutions Inc. Accidental Death and Dismemberment Plan;

         (k)      OMNOVA Solutions Inc. Voluntary Personal Accident Plan;

         (l)      OMNOVA Solutions Inc. Business Travel Accident Insurance Plan;
                  and

         (m) OMNOVA Solutions Inc. Involuntary Separation Pay Plan. This list may not be inclusive of other benefit plans currently in place.

         Since your original hire date was subsequent to January 1, 1995, you will not be eligible to participate in the OMNOVA Solutions Inc. Retiree Medical Plan.

7.       VACATION
         --------

         You will continue to be entitled to four weeks of vacation with pay during each year of your employment. You may not carry forward to a subsequent year any unused vacation nor will you be entitled to receive pay in lieu of any unused vacation. Additionally, you will enjoy all paid holidays that OMNOVA designates for its salaried employees in the Fairlawn area.

8.       COUNTRY CLUB MEMBERSHIP
         -----------------------

         Building and maintaining business relationships with community leaders, customers, and suppliers is an important function which the CEO is expected to perform. OMNOVA will pay or reimburse you for membership fees and dues at a local country club for your business and personal use. All such payments and reimbursements will be treated as personal income to you in accordance with and as required by law.

Kevin M. McMullen
Employment Agreement
December 1, 2000
Page 5 of 6

9.       FINANCIAL PLANNING
         ------------------

         OMNOVA's arrangement with AYCO to provide individual financial counseling for its corporate officers will continue to be available to you on a cost-sharing basis. If you elect to participate, your cost will be 10% of the annual fees charged by AYCO. You will have an imputed income liability for the company-paid 90%.

10.      ANNUAL PHYSICAL
         ---------------

         OMNOVA will provide you the opportunity to receive a physical examination at any other medical center that you may select. The frequency and extent of any such examination will be pursuant and subject to the provisions of OMNOVA's Executive Physical Directive.

11.      LIFE INSURANCE
         --------------

         OMNOVA will obtain and pay premiums for term life insurance coverage on your life in the amount of $4 million, the proceeds of which will be payable to a beneficiary designated by you. OMNOVA will gross up your income in order to pay for additional income tax you may owe with respect to such life insurance coverage. Upon termination of your employment, OMNOVA will cease to pay premiums for such life insurance coverage, and you will be able to continue such coverage at your own expense for the remainder of the term.

12.      RELOCATION
         ----------

         OMNOVA will pay or reimburse you for relocation expenses that you incur pursuant to OMNOVA's Relocation Program, including assistance on the sale of your residence, transportation of household goods, purchase of a residence in the immediate Akron area. A copy of this Program is being sent to you under separate cover.

13.      AGREEMENT
         ---------

         (a) This Employment Agreement supercedes the Employment Agreement dated July 16, 1996 between you and GenCorp Inc., and assumed by OMNOVA in connection with the October 1, 1999 spinoff of OMNOVA from GenCorp Inc.

         (b) This Employment Agreement constitutes the entire understanding between you and OMNOVA regarding the terms of your employment with OMNOVA.

Kevin M. McMullen
Employment Agreement
December 1, 2000
Page 6 of 6


         (c) Except as expressly provided herein, this Employment Agreement may not be changed, amended or terminated, in whole or in part, except by a writing executed by you and by an authorized officer of OMNOVA.

         (d) This Employment Agreement shall in all respects be construed in accordance with the laws of the State of Ohio.

         (e) This Employment Agreement shall be binding upon and shall inure to the benefit of the successors and assigns of OMNOVA, including any successor resulting from a change in control.




                                    OMNOVA SOLUTIONS INC.

Date:        2/7/01                By:       /s/    Gregory T. Troy
     --------------------                --------------------------
                                             Gregory T. Troy
                                             Senior Vice President,
                                             Human Resources



Date:        2/7/01                           /s/   Kevin M. Mcmullen
     --------------------                ---------------------------
                                              KEVIN M. MCMULLEN